UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No.  )*



                        PACIFICHEALTH LABORATORIES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $0.0025 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   695113 10 0
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               September 24, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule 13G is filed:

              [ ] Rule 13d-1(b)
              [X] Rule 13d-1(c)
              [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.    695113 10 0
--------------------------------------------------------------------------------

(1) Names of Reporting Persons. I.R.S. Identification Nos. of Above Persons (entities only):

                Matthew Smith
--------------------------------------------------------------------------------

(2)     Check the Appropriate Box if a Member of a Group (See Instructions)

          (a)                            (b)
--------------------------------------------------------------------------------

(3)     SEC Use Only
--------------------------------------------------------------------------------

(4)     Citizenship or Place of Organization:  United States
--------------------------------------------------------------------------------

Number of Shares Beneficially Owned by
   Each Reporting Person With           (5) Sole Voting Power:        1,081,644
                                            ------------------------------------
                                        (6) Shared Voting Power:              0
                                            ------------------------------------
                                        (7) Sole Dispositive Power:   1,081,644
                                            ------------------------------------
                                        (8) Shared Dispositive Power:         0
                                            ------------------------------------
--------------------------------------------------------------------------------
(9)     Aggregate Amount Beneficially Owned by Each Reporting Person:

        1,081,644
--------------------------------------------------------------------------------

(10)    Check if  the Aggregate Amount  in Row (9) Excludes Certain  Shares (See
        Instructions):   N/A
--------------------------------------------------------------------------------

(11)    Percent of Class Represented by Amount in Row (9):   11.1%
--------------------------------------------------------------------------------

(12)    Type of Reporting Person (See Instructions):    IN
--------------------------------------------------------------------------------

Item 1(a).  Name Of Issuer:   PacificHealth Laboratories, Inc.
--------------------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:   100 Matawan Road,
            Suite 420, Matawan, New Jersey 07747-3913
--------------------------------------------------------------------------------

Item 2(a).  Name of Person Filing:   Matthew Smith
--------------------------------------------------------------------------------

Item 2(b).  Address  of  Principal  Business  Office  or,  if  None,  Residence:
            350 Madison Avenue, 16th Floor, New York, New York 10017
--------------------------------------------------------------------------------

Item 2(c).  Citizenship:  United States
--------------------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:   Common Stock, $0.0025 par value
--------------------------------------------------------------------------------

Item 2(e).  CUSIP No.:   695113 10 0
--------------------------------------------------------------------------------

Item 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

      (a)   [ ]   Broker  or  dealer  registered  under  Section 15  of the  Act
                  (15 U.S.C. 78o);

      (b)   [ ]   Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c);

      (c)   [ ]   Insurance company  as defined in  Section 3(a)(19) of the  Act
                  (15 U.S.C. 78c);

      (d)   [ ]   Investment  company   registered   under  Section  8   of  the
                  Investment Company Act of 1940 (15 U.S.C. 80a-8);

      (e)   [ ]   An investment adviser in accordance with  Section 240.13d-1(b)
                  (1)(ii)(E);

      (f)   [ ]   An employee benefit plan or endowment fund in accordance  with
                  Section 240.13d-1(b)(1)(ii)(F);

      (g)   [ ]   A parent holding company or control  person in accordance with
                  Section 240.13d-1(b)(1)(ii)(G);

      (h)   [ ]   A savings  associations  as  defined  in  Section 3(b) of  the
                  Federal Deposit Insurance Act (12 U.S.C. 1813);

      (i)   [ ]   A church  plan that  is excluded  from  the  definition of  an investment  company under  Section 3(c)(14) of the  Investment
                  Company Act of 1940 (15 U.S.C. 80a-3);

      (j)   [ ]   Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).


Item 4.     Ownership.

      (a)  Amount Beneficially Owned (as of September 24, 2003):    1,081,644
                                                                    ---------

      (b)  Percent of Class (as of September 24, 2003):    11.1%
                                                           -----

      (c)  Number of Shares as to which the person has:

         (i)   sole power to vote or to direct the vote      1,081,644
                                                             ---------

         (ii)  shared power to vote or to direct the vote         0
                                                                 ---

         (iii) sole power to dispose or to direct the disposition of   1,081,644
                                                                       ---------

         (iv)  shared power to dispose or to direct the disposition of      0
                                                                           ---


Item 5.     Ownership of Five Percent or Less of a Class.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.    N/A


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control
         Person.    N/A


Item 8.  Identification and Classification of Members of the Group.   N/A


Item 9.  Notice of Dissolution of Group.   N/A

Item 10.  Certification.

          By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                               February 10, 2004


                                               /s/ Matthew Smith
                                               ---------------------------------
                                               Matthew Smith



      Attention: Intentional misstatements or omissions of fact constitute
                Federal criminal violations (See 18 U.S.C. 1001)